Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination XL Group, Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118966, 333-112598 and 333-90742 and Form S-8 Nos. 333-194627, 333-112561, 333-112218, 333-136890, 333-164618, 333-163245, 333-170708, and 333-170764) of Destination XL Group, Inc. of our reports dated March 25, 2015, with respect to the consolidated balance sheets of Destination XL Group, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 Annual Report (Form 10-K) of Destination XL Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 25, 2015